Exhibit 1.1

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Dated as of December 9, 2010

Among:

CITIBANK, N.A., as Buyer,

and

PENNYMAC CORP., as a Seller,

PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC, as a Seller

and

PENNYMAC LOAN SERVICES, LLC, as Servicer

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	17
4.	PAYMENTS; COMPUTATION; COMMITMENT FEE	20
5.	TAXES; TAX TREATMENT	21
6.	MARGIN MAINTENANCE	22
7.	INCOME PAYMENTS	23
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	23
9.	CONDITIONS PRECEDENT	26
10.	RELEASE OF PURCHASED LOANS	30
11.	RELIANCE	30
12.	REPRESENTATIONS AND WARRANTIES	30
13.	COVENANTS	36
14.	REPURCHASE DATE PAYMENTS	47
15.	REPURCHASE OF PURCHASED LOANS	47
16.	RESERVED	47
17.	RESERVED	47
18.	EVENTS OF DEFAULT	47
19.	REMEDIES	50
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	53
21.	NOTICES AND OTHER COMMUNICATIONS	53
22.	USE OF EMPLOYEE PLAN ASSETS	53
23.	INDEMNIFICATION AND EXPENSES	53
24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	54
25.	REIMBURSEMENT	55
26.	FURTHER ASSURANCES	55
27.	TERMINATION	55
28.	SEVERABILITY	55
29.	BINDING EFFECT; GOVERNING LAW	55
30.	AMENDMENTS	55
31.	JOINT AND SEVERAL LIABILITY	56
32.	SURVIVAL	56
33.	CAPTIONS	56
34.	COUNTERPARTS; ELECTRONIC SIGNATURES	56
35.	SUBMISSION TO JURISDICTION; WAIVERS	56
36.	WAIVER OF JURY TRIAL	57
37.	ACKNOWLEDGEMENTS	57
38.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS	57
39.	ASSIGNMENTS; PARTICIPATIONS	58
40.	SINGLE AGREEMENT	58

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41.	INTENT	59
42.	CONFIDENTIALITY	59
43.	SERVICING	59
44.	PERIODIC DUE DILIGENCE REVIEW	61
45.	SET-OFF	61
46.	ENTIRE AGREEMENT	62

ANNEX I

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Loans

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Subsidiaries

SCHEDULE 4	Relevant States

SCHEDULE 5	Other Indebtedness

SCHEDULE 6	Maximum Foreclosure Age Schedule

EXHIBITS

EXHIBIT A	Form of Monthly and Quarterly Certification

EXHIBIT B	Reserved

EXHIBIT C	Reserved

EXHIBIT D	Reserved

EXHIBIT E	Reserved

EXHIBIT F	Required Fields for Servicing Transmission

EXHIBIT G	Required Fields for Loan Schedule

EXHIBIT H	Form of Confidentiality Agreement

EXHIBIT I	Form of Instruction Letter

EXHIBIT J	Reserved

EXHIBIT K	Form of Security Release Certification

ii

MASTER REPURCHASE AGREEMENT, dated as of December 9, 2010, among PENNYMAC CORP., a Delaware corporation as a seller (“PennyMac” or a “Seller”), PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC, a Delaware limited liability company as a seller (“PMIT Holdings” or a “Seller”, and together with PennyMac, jointly and severally, the “Seller” or the “Sellers”), PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company, as servicer (the “Servicer”) and CITIBANK, N.A., a national banking association as buyer (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

1.                                      APPLICABILITY

Buyer shall from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Loans at a date certain, against the transfer of funds by such Seller.  Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS AND ACCOUNTING MATTERS

(a)           Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and Freddie Mac and Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Freddie Mac and Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing Seller or Seller’s designee provides to mortgage loans and real estate owned properties which it owns in its own portfolio.

“Additional Amount” shall have the meaning provided in Section 5(a).

“Additional Purchased Loans” shall have the meaning provided in Section 6(a).

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the excess of such Person’s total assets (net of goodwill and intangible assets, including mortgage servicing rights) over its total liabilities, calculated in accordance with GAAP as reflected on such Person’s financial statements.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that neither the Servicer nor the Investment Advisor shall be deemed an Affiliate for the purposes of this Agreement.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“BPO” shall mean, with respect to a Loan, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Loan or in the Sellers or any Affiliate of the Sellers and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property and, includes certain assumptions, including those as to the condition of the interior of the applicable Mortgaged Property and expected marketing time.  Each BPO shall take into account at least three (3) sales of comparable Loans, and at least three (3) listings of comparable Loans.

“BPO Value” shall mean with respect to a Loan, the value of such Loan set forth in the most recently obtained BPO.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York or California, the City of New York or the city or state in which Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, including (where applicable) uncertificated membership interests in a limited liability company.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean the occurrence of any of the following: (a) with respect to PennyMac, PMIT Holdings, the Servicer or the Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of such Seller, Servicer or the Guarantor if after giving effect to such acquisition such Person or Persons owns twenty percent (25%) or more of such outstanding shares of voting stock, (b) Guarantor ceases to directly or indirectly own and control, of record and beneficially, 100% of the Equity Interests of either (i) PennyMac Operating Partnership, L.P. or (ii) PennyMac GP OP, Inc., or (c) PennyMac Operating Partnership, L.P. shall cease to own and control, of record and beneficially, 100% of the Equity Interests of each Seller.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” shall mean the account identified in the Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean the collection account control agreement to be entered into by Buyer, Sellers and the Control Bank in form and substance acceptable to Buyer to be entered into with respect to the Collection Account as of the date hereof.

“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control Bank” shall mean Citibank, N.A.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among Sellers, Buyer, and Custodian as the same may be amended, modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or such other entity agreed upon by Buyer and Sellers from time to time, or its successors and permitted assigns.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Loans, Sellers, Servicer or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, Sellers, Servicer, MERSCORP, Inc. and MERS, dated as of the date hereof.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof.  An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall mean a Loan secured by a first mortgage lien on a one-to-four family residential property and (i) as to which the representations and warranties in Section 12 and Schedule 1 are correct as of each day on which a Transaction is outstanding, and (ii) which contains all required Loan Documents without Exceptions unless otherwise waived by Buyer. No Loan shall be an Eligible Loan:

(1)                                  in respect of which there is a material breach of a representation and warranty set forth on Schedule 1 attached hereto (assuming each representation and warranty is made as of the date Market Value is determined) or there is an  Exception which was not otherwise waived by Buyer in its sole discretion;

(2)                                  which Buyer determines, in its sole reasonable discretion, is not eligible for sale to a prudent third-party investor in the secondary market without unreasonable credit enhancement;

(3)                                  which has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement to a Seller or its bailee for a period in excess of ten (10) Business Days (or if such tenth day is not a Business Day, the next succeeding Business Day);

(4)                                  which has been released from the possession of the Custodian (i) under Section 5(b) of the Custodial Agreement under any Transmittal Letter in excess of the time period stated in such Transmittal Letter for release, or (ii) under Section 5(c) of the Custodial Agreement under an Attorney Bailee Letter, from and after the date such Attorney Bailee Letter is terminated or ceases to be in full force and effect;

(5)                                  which is not a first lien Loan;

(6)                                  if the Purchase Price for such Loan, when added to the aggregate Purchase Price of all other Eligible Loans that are then subject to outstanding Transactions, exceeds the Maximum Aggregate Purchase Price;

(7)                                  which is a High Cost Loan;

(8)                                  which has a BPO dated as of a date more than (a) with respect to the initial Purchase Date for such Loan, 90 days prior to such date, or (b) with respect to any other date, 180 days prior to such date;

(9)                                  which has a Foreclosure Age in excess of the Maximum Foreclosure Age as set forth on the Maximum Foreclosure Age Schedule;

(10)                            if the foreclosure proceeding related to a Foreclosure Referred Loan requires any corrective action or corrective legal proceeding to be taken;

(11)                            which is secured by manufactured housing;

(12)                            which is a cooperative loan;

(13)                            if the servicing of such Loan shall not have been transferred to Servicer, and such Loan boarded onto the Servicer’s servicing platform within sixty (60) days of the related Purchase Date, unless otherwise agreed by Buyer;

(14)                            which has outstanding servicing advances with respect to such Loan which exceed 20% of either (i) the BPO Value of the related Mortgaged Property or (ii) the unpaid principal balance of such Loan; or

(15)                            which is secured by a Mortgaged Property located in the States of Georgia, Arkansas, North Carolina or Massachusetts or any other state in which any Seller is not licensed to own mortgage loans.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act,

the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests” shall mean with respect to any Person, (a) any share or interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Seller is a member.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Excluded Taxes” shall mean any income taxes, branch profits taxes, franchise taxes, or other taxes measured by or enforced on gross receipts or net income that is imposed by the United States, a state, a foreign jurisdiction under the laws of which Buyer is organized,  maintains its applicable lending office, or has a present or former connection, and any political subdivision of any of the foregoing.

“Executive Order” shall mean Executive Order 13224— Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Foreclosure Age” shall mean as of any date of determination with respect to Loans in foreclosure (or other resolution), the number of days elapsed from the initial attorney referral date until and including such date of determination.

“Foreclosure Referred Loan”: shall mean any delinquent Loan which has been referred to an attorney for the commencement of a either a judicial or non-judicial foreclosure proceeding.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean PennyMac Mortgage Investment Trust, a Maryland real estate investment trust, its successors and permitted assigns.

“Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Buyer, as such agreement may be amended or modified from time to time in accordance with its terms.

“High Cost Loan” shall mean a Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

“Income” shall mean, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof), rent and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer or interim servicer of Purchased Loans substantially in the form of Exhibit I attached hereto, in which such Persons acknowledge Buyer’s interest in each such Loan, and agree to remit any collections with respect to such Loans to the Collection Account or as Buyer may otherwise direct from time to time, which Instruction Letter may be delivered by Buyer to such Subservicer in its sole discretion.

“Insurance Proceeds” shall mean with respect to each Purchased Loan, proceeds of insurance policies insuring such Purchased Loan or the related Mortgaged Property, as applicable.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date.

“Interest Rate Adjustment Date” means with respect to each Adjustable Rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Investment Advisor” shall mean PNMAC Capital Management, LLC, a Delaware limited liability company.

“Investment Advisor Side Letter” shall mean that certain letter agreement, dated as of the date hereof, among Buyer, Sellers, Servicer and the Investment Advisor, as such letter agreement may be amended or supplemented from time to time in accordance with its terms.

“LIBO Base Rate” means the rate determined daily by Buyer on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller. Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to a Transaction, a rate per annum determined by Buyer in its sole discretion in accordance with the following formula (rounded upwards to the nearest l/100th of one percent), which rate as determined by Buyer shall be conclusive absent manifest error by Buyer:

LIBO Base Rate
1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated on each Purchase Date and Repurchase Date commencing with the first Purchase Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for any Transaction, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Buyer in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero.  Buyer will provide Sellers no less than 30 days prior written notice of implementation of any change in LIBO Reserve Requirements.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidity” means with respect to any Person, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents, plus (iii) the aggregate amount of unused capacity available to such Person (taking into account applicable haircuts) under committed mortgage loan warehouse and servicer advance facilities for which such Person has unencumbered eligible collateral to pledge thereunder.

“Loan” shall mean a first lien mortgage loan, which Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents, (ii) all right, title and interest of Seller in and to the Mortgaged Property covered by such Mortgage and (iii) the related Servicing Rights.

“Loan Data Transmission” shall mean a computer tape or other electronic medium generated by or on behalf of Sellers and delivered or transmitted to Buyer and Custodian which provides information relating to the Loans, including the information set forth in the related Loan Schedule, in a format acceptable to Buyer.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan Loss Reserves” shall mean funds held by a Seller Party to cover potential losses in connection with the mortgage loans owned in such Person’s portfolio, including without limitation any amounts required to be maintained and held as a loan loss reserve in accordance with GAAP and any other regulatory requirement applicable to such Person.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, which shall include with respect to each Loan to be included in a Transaction without limitation: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan,

(iv) the current principal balance of the Loan and (v) any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean the value, determined by Buyer in its sole discretion, of the Loans (including the related Servicing Rights) if sold in their entirety to a single third-party purchaser taking into account the fact that the Loans may be sold under circumstances in which Sellers and/or the servicer of the Loans is in default under this Agreement. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer.  Buyer shall have the right to mark to market the Loans on a daily basis which Market Value with respect to one or more of the Loans may be determined to be zero. Sellers acknowledge that Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Loans which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Loans achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan (or property, as applicable) and servicing due diligence.  For the purpose of determining the related Market Value, Buyer shall have the right to request at any time from Sellers, an updated valuation for each Loan, in a form acceptable to Buyer in its sole discretion. The Market Value shall be deemed to be zero with respect to each Loan for which such valuation is not provided. The Market Value shall be deemed to be zero with respect to each Loan that is not an Eligible Loan.

“Master Netting Agreement” shall mean that certain Collateral Security, Setoff and Netting Agreement dated as of the date hereof, among Buyer, Sellers and certain Affiliates and Subsidiaries of Buyer and/or Sellers, as such agreement may be amended from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Sellers, Servicer or Guarantor, (b) the ability of a Seller, Servicer or Guarantor to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Loans or payment of other amounts payable in connection therewith or (f) the Purchased Items.

“Materials of Environmental Concern” shall mean any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any Environmental Law.

“Maximum Aggregate Purchase Price” shall mean $125,000,000.

“Maximum Foreclosure Age Schedule” shall mean the schedule attached hereto as Schedule 6.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Loan Schedule.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple or leasehold estate in such real property and secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by either Seller or any ERISA Affiliate or as to which either Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“MV Margin Amount” shall mean, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of Sellers’ obligations to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Sellers to Buyer, its Affiliates, Custodian or any

other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Buyer pursuant to the Program Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PennyMac” shall mean PennyMac Corp., a Delaware corporation, its successors and permitted assigns.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“PMIT Holdings” shall mean PennyMac Mortgage Investment Trust Holdings I, LLC, a Delaware limited liability company, its successors and permitted assigns.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum equal to the rate set forth in the Pricing Side Letter.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, among Sellers and Buyer, as the same may be amended, supplemented or modified from time to time.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, the Guaranty, any Servicing Agreement, the Electronic Tracking Agreement, the Investment Advisor Side Letter, the Master Netting Agreement, the Pricing Side Letter, all Instruction Letters, if any, the Collection Account Control Agreement and any other agreement entered into by Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)            listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          with whom the Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)          who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)          who is an Affiliate of a Person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by Seller to Buyer hereunder.

“Purchase Notice” shall mean Buyer’s agreement to enter into a Transaction requested by Sellers pursuant to a Transaction Notice. Such Purchase Notice shall specify the Loans that Buyer has agreed to purchase from Sellers in such Transaction, the related Purchase Date and Repurchase Date, the related Purchase Price for such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other terms of such Transaction agreed upon between Sellers and Buyer.

“Purchase Price” shall mean the price at which Purchased Loans are transferred by Seller to Buyer in a Transaction, which shall be equal to the product of the Applicable Percentage for such Loan times the Market Value thereof.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Loans” shall mean any Loans sold by Sellers to Buyer in a Transaction, together with the related Records, the related Servicing Rights (which, for the avoidance of doubt, were sold by Seller and purchased by Buyer on the related Purchase Date), any related takeout commitment, if any, and with respect to each Loan, Sellers’ rights under any takeout commitment related to the Loans and other Purchased Items with respect to the Loans, such other property, rights, titles or interest as are specified on a Purchase Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Records” shall mean, with respect to any Purchased Loan, the Loan Documents and the Servicing Records.

“REIT” shall mean a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” shall mean with respect to any Person, such Person’s status as a REIT, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of Code.

“Related Credit Enhancement” shall have the meaning assigned to such term in Section 8(a).

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Repurchase Date” shall mean the date occurring on the earliest of (i) the 12th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Purchase Notice, (iii) the date determined by application of Section 19, as applicable, or (iv) the Termination Date.  In no event shall the Repurchase Date for any Transaction occur after the Termination Date.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a mortgage loan to the related Mortgagor within thirty (30) days after the date on which such mortgage loan is sold or assigned to such creditor.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit K hereto.

“Seller Party” shall have the meaning provided in Section 12.

“Servicer” shall mean PennyMac Loan Services, LLC, a Delaware limited liability company and its successors.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing Delivery Requirement” shall have the meaning assigned thereto in Section 13(hh).

“Servicing File” shall mean with respect to each Loan, the file retained by Servicer consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans, and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of a Seller or Servicer to service a Loan, whether arising under the Servicing Agreement or otherwise, to administer or service a Loan or to possess related Servicing Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority, other than Excluded Taxes and Other Taxes.

“Termination Date” shall mean December 8, 2011, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a Seller’s request to enter into a Transaction delivered to Buyer pursuant to the terms of this Agreement, specifying the Loans that Seller requests to sell to Buyer in such Transaction, the fields set forth on Annex 1 to the Custodial Agreement and any other loan-level details as agreed upon between Seller and Buyer. Each Transaction Notice shall be in the form of a Loan Data Transmission, or, if such Transaction Notice is provided in another format, shall have attached thereto a Loan Data Transmission.

“Transferor” shall mean the related seller or transferor of Loans to a Seller.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United State Code, as amended.

(b)           Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c)           Interpretation.  The following rules of this subsection (c) apply unless the context requires otherwise.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement.  A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof.  A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.  A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.  The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Sellers by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.  Where Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer, Sellers and Servicer, and is the product of all parties.  In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to a Seller, Servicer or any other Person or the Purchased Loans themselves.

3.                                      THE TRANSACTIONS

(a)           Subject to the terms and conditions of the Program Documents, Buyer shall from time to time as requested by a Seller, enter into Transactions with such Seller such that the aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price.

(b)           Unless otherwise agreed, a Seller shall request that Buyer enter into a Transaction with a Seller by delivering (i) to Buyer and Custodian a Transaction Notice, (ii) to Buyer and Custodian an estimate of the Purchase Price for Eligible Loans to be purchased on the Purchase Date (which estimate may be included in a Transaction Notice), and (iii) to Custodian, the Mortgage Files for each such Eligible Loan proposed to be included in a Transaction by the times set forth in the Custodial Agreement, each in accordance with the times specified in the Custodial Agreement.

Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to $1,000,000 on each day that there is a Transaction), Pricing Rate and Repurchase Date.  In addition, each Transaction Notice shall set forth the related Purchase Price allocable to each individual Loan. Each Transaction Notice shall include a Loan Schedule in respect of the Loans that such Seller propose to include in the related Transaction.

Buyer shall notify Sellers of its agreement to enter into a Transaction and confirm the terms of such Transaction by delivering to Sellers a Purchase Notice specifying the Loans Buyer agrees to purchase on the related Purchase Date, and any other terms of the related Transaction. In the event of a conflict between the terms set forth in the Transaction Notice delivered by Sellers to Buyer and Custodian and the terms set forth in the related Purchase Notice delivered by Buyer to Sellers, the terms of the related Purchase Notice shall control. In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Purchase Notice, the terms of such Purchase Notice shall control to the extent that the Purchase Notice notes such conflict and specifies that the Purchase Notice shall control.

By entering into a Transaction with Buyer, each Seller consent to the terms set forth in the related Purchase Notice. The Purchase Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Sellers with respect to the Transaction to which the Purchase Notice relates.

(c)           Pursuant to the Custodial Agreement, Custodian will be required to review any Loan Documents delivered with respect to the Loans prior to 2:00 p.m. (New York City time) on any Business Day on the same day.  In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Buyer, via Electronic Transmission acceptable to Buyer, Custodian Loan Transmission and an Exception Report showing the status of all Loans then held by Custodian, including but not limited to the Loans that are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 5(b) of the Custodial Agreement.  In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Buyer, on each Purchase Date, one or more Trust Receipts (as defined in the Custodial Agreement).  The original copies of such Trust Receipts shall be delivered to 333 West 34th Street, 4th Floor, New York, New York 10001, Attention: Adam Capizzi for the account of Citibank, N.A., telephone number (212) 615-7725, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(d)           Upon a Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, purchase the Eligible Loans included in the related Purchase Notice by transferring to the related Seller via wire transfer (pursuant to written wire transfer instructions provided by such Seller on or prior to such Purchase Date), the Purchase Price in immediately available funds on the related Purchase Date and not later than the related time set forth in the Custodial Agreement.  Sellers acknowledge and agree that the Purchase Price paid in connection with any Purchased Loan that is purchased in any Transaction includes a mutually negotiated premium allocated to the portion of such Purchased Loans that constitutes the related Servicing Rights in connection with any Loan.

(e)           Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(i)            Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section

2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein;

(ii)           Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Base Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely to adequately cover the cost to Buyer of purchasing and holding the Loans hereunder; or

(iii)          it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Base Rate;

then Buyer shall give Sellers prompt notice thereof and, so long as such condition remains in effect, Buyer shall be under no obligation to purchase Loans hereunder, and Sellers shall, at their option, either repurchase the Purchased Loans then subject to a Transaction or pay a Pricing Rate at a rate per annum as determined by Buyer taking into account the increased cost to Buyer of purchasing and holding the Loans.

(f)            Sellers shall repurchase the related Purchased Loans from Buyer on each related Repurchase Date.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan.  Sellers are obligated to obtain the related Purchased Loans from Buyer or its designee (including Custodian) at Sellers’ expense on (or after) the related Repurchase Date.

(g)           Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied and provided further no Event of Default shall have occurred and be continuing, unless Buyer is notified to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date each Purchased Loan shall automatically become subject to a new Transaction.  In such event, the related Repurchase Date on which such Transaction becomes subject to a new Transaction shall become the “Purchase Date” for such Transaction. Sellers shall deliver an updated Transaction Notice with respect to such Purchased Loans. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(h)           If Sellers intend to repurchase any Loans on any day which is not a Repurchase Date, Sellers shall give prior written notice thereof to Buyer by 2:00 p.m. (New York City time) on the Business Day prior to the date of repurchase.  If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(i)            If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

(iii)          shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Sellers shall promptly to pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

If Buyer shall have determined that the adoption of or any change in any  Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Sellers shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

(j)            If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Sellers of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to a Seller shall be conclusive in the absence of manifest error.

(k)           With respect to Loans subject to Transactions, a Seller may, from time to time, by providing a Transaction Notice to Buyer, notify Buyer of its intention to transfer its rights and obligations with respect to one or more Purchased Loans to the other Seller.  In connection with any such transfer, the transferring Seller shall repurchase the related Loan(s) from Buyer, and simultaneously with such transfer, the other Seller shall sell such Loan(s) to Buyer. In connection with any repurchase and sale of Loans, (i) the Repurchase Price paid by the transferring Seller to Buyer and the Purchase Price paid by Buyer to the other Seller shall be effected by a net wire, and (ii) the transferring Seller shall pay to Buyer the amount of any accrued Price Differential.

4.                                      PAYMENTS; COMPUTATION; COMMITMENT FEE

(a)           Payments.  All payments to be made by Sellers under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer, except to the extent otherwise provided herein, at the following account maintained by Buyer at Citibank, New York, Account Number 36855692, For the A/C of Citibank, N.A., ABA# 021000089, Reference: PennyMac, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b)           Computations.  The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.  With respect to each Repurchase Date, Buyer shall give Sellers notice of the amount of accrued Price Differential payable on such Repurchase Date at least one (1) Business Day prior to such Repurchase Date.

(c)           Commitment Fee.  Sellers agree to pay to Buyer the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on the date of this Agreement. Buyer may, in its sole discretion, net such Commitment Fee from the proceeds of any Purchase Price paid to any Seller. The Commitment Fee is and shall be deemed to be fully earned and non-refundable when paid.

5.                                      TAXES; TAX TREATMENT

(a)           All payments made by a Seller to a Buyer under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of any current or future Taxes.  If a Seller is required by law to deduct or withhold any Taxes from or in respect of any amount payable to a Buyer hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, as promptly as possible, copies of any receipts of such Taxes paid or other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts (an “Additional Amount”) as may be necessary so that such Buyer receives a net amount equal to the amount it would have received under this Agreement if no deduction or withholding of Taxes had been made.

(b)           In addition, each Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made by Seller hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           Sellers agree to indemnify Buyer for the full amount of Taxes (including Additional Amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Sellers with written evidence, reasonably satisfactory to Sellers, of its payment of such Taxes or Other Taxes, as the case may be.

(d)           (i) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide each Seller, on or prior to the date on which such Foreign Buyer becomes a party to this Agreement and any other Program Document, with two duly completed and executed copies of United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI, or any successor form prescribed by the IRS, certifying, as the case may be, that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero, or that the income receivable by such Foreign Buyer under this Agreement is effectively connected with the conduct of a trade or business carried on in the United States by the Foreign Buyer.  Each Foreign Buyer will provide each Seller with a new duly completed and executed IRS Form W-8BEN or W-8ECI no later than the earliest of (A) the end of the third calendar year following the calendar year in which the most recent applicable IRS Form W-8BEN or W-8ECI was properly submitted to the Sellers and (B) the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in United States Treas. Reg. § 1.1441(e)(4)(ii)(D).

(ii) A Foreign Buyer shall not be entitled to receive (A) any Additional Amounts or “gross-up” of Taxes under this Agreement, or (B) any indemnification under Section 5(c) with respect to any Taxes imposed by the United States or with respect to any other liability (including penalties, interest and expenses) arising from or in respect of any Taxes withheld or deducted from, or imposed by the United States on, any payments under this Agreement, for any period with respect to which such Foreign Buyer fails to provide each of the Sellers with the appropriate IRS Form W-8BEN or W-8ECI or other relevant documentation required to be provided pursuant to this Section 5(d) (unless the failure to provide such applicable IRS Form is due solely to a change in any Requirement of Law of  the United States prohibiting provision of the Form which occurs subsequent to the date on which a duly completed and executed IRS Form W-8BEN or W-8ECI was provided by Foreign Buyer to each Seller in accordance with the requirements of this Section 5(d)).  If a Foreign Buyer becomes subject to, or bears the burden of imposition of, Taxes which such Foreign Buyer would not have become subject to or borne had it provided timely and valid IRS Forms to Sellers in accordance with the requirements of this Section 5(d), Sellers shall take such steps, subject to clause (B) below, as the Foreign Buyer may, in good faith, reasonably request be taken to assist such Foreign Buyer in recovering such Taxes, provided that, (A) any costs, expenses or other liabilities incurred or imposed on any party as a result of any such steps or actions taken by a Seller at the request of the Foreign Buyer shall be entirely for the account of, and promptly paid in full by, such Foreign Buyer, and (B) in no event shall any Seller be obligated hereunder to take any steps or actions requested by a Foreign Buyer to recover Taxes if, in Seller’s sole discretion, such steps or actions would or might have an adverse effect on Seller’s financial condition, business, legal positions, or relationships with any Governmental Authority.

(e)           Without prejudice to the survival or any other agreement of Sellers hereunder, the agreements and obligations of Seller contained in this Section 5 shall survive the termination of this Agreement.  Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f)            Each party to this Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report each Transaction as indebtedness issued by one or more of the Sellers secured by the Purchased Loans and, consistent therewith, to treat and report the Purchased Loans as loans owned by such Sellers, in the absence of an Event of Default by Sellers that is not cured.  All parties to this Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Transactions and the Purchased Loans, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.

6.                                      MARGIN MAINTENANCE

(a)           If at any time the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate MV Margin Amount for all such Transactions, (a “Margin Deficit”), then Buyer may, by notice to Sellers, require Seller in such Transactions to transfer to Buyer cash within the time period specified in clause (b) below, so that the cash and aggregate Market Value of the Purchased Loans will thereupon equal or exceed such aggregate MV Margin Amount (such requirement, a “Margin Call”). Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date. Notwithstanding the foregoing, Buyer may elect in its sole discretion to permit Sellers to transfer to Buyer additional Eligible Loans (“Additional Purchased Loans”) for no additional consideration or a combination of cash and Additional Purchased Loans, to cure a Margin Deficit, in either case within the time period set forth in clause (b) below.

(b)           Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof.  Any notice given shall be met, and the related Margin Call satisfied, within twenty-four (24) hours.  The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Sellers and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

7.                                      INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. The Sellers shall cause all Income to be deposited into the Collection Account within two (2) Business Days of receipt by the Servicer.  To the extent that no Default or Event of Default is then in existence, Buyer shall, or shall direct the Control Bank on the Repurchase Date following the date any Income is deposited in the Collection Account, to apply such Income on deposit in the Collection Account in the following order of priority: first, to pay to Servicer an amount equal to all outstanding servicing fees due and owing to Servicer as set forth on a schedule delivered by Servicer two (2) Business Days prior to such Repurchase Date; second, to pay to Buyer an amount equal to any accrued and unpaid Price Differential; third, to pay to Buyer an amount sufficient to eliminate any Margin Deficit; fourth, to pay to Buyer an amount equal to all outstanding fees and expenses incurred by Buyer in connection with the Program Documents; and fifth, any remaining amounts to Sellers.  Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Sellers transfer to Buyer cash sufficient to eliminate such Margin Deficit, or (B) if an Event of Default has occurred and is then continuing at the time such Income is paid.

8.                                      SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)           Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans (including, without limitation, the related Servicing Rights) and not loans from Buyer to Sellers secured by the Purchased Loans.  However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Sellers’ performance of all of their Obligations, each Seller hereby grants Buyer a perfected first priority security interest in all of such Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired: (i) all Purchased Loans identified on a Purchase Notice delivered by Buyer to Sellers and Custodian from time to time, (ii) all related Loan Documents, including without limitation all promissory notes, (iii) any other collateral pledged or otherwise relating to such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto, (iv) the Servicing Records, and the related Servicing Rights, (v) all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage File or Servicing File,  (vi) the Collection Account and all Income relating to such Purchased Loans, (vii) all interests in real property collateralizing any Purchased Loans, (viii) all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and  all Insurance Proceeds and all rights of Seller to receive from any third party or to take delivery of any of the foregoing, (ix) any purchase agreements or other agreements, contracts or any related takeout commitments relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto, (x) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and

“securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing, and (xi) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

Sellers acknowledge and agree that each of their rights with respect to the Purchased Items (including without limitation, any security interest a Seller may have in the Purchased Loans and any other collateral granted by such Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.  Sellers further acknowledge that they have no rights to the Servicing Rights related to the Purchased Loans.  Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that a Seller or the Servicer is deemed to retain any residual Servicing Rights, such Seller and/or the Servicer, as applicable, grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, Sellers and Servicer each further grants, assigns and pledges to Buyer a first priority security interest in and to all Servicing Records and rights to receive Servicing Records or other documents that constitute a part of the Mortgage File or Servicing File with respect to any Purchased Loan, and all Income related to the Purchased Loans received by Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”).  The Credit Enhancement is hereby pledged as further security for Sellers’ Obligations to Buyer hereunder.

(b)           At any time and from time to time, upon the written request of Buyer, and at the expense of Sellers, Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby.  Each such Seller also hereby authorizes Buyer to file any such financing or continuation statement without the signature of Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c)           Neither Seller shall (i) change the location of its chief executive office/chief place of business from that specified in Section 12(m) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d)           Each Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the

Purchased Items without such Seller’s signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each Seller hereby gives Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)            in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items; and

(iii)          (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters and Section 404 Notices on behalf of Sellers and Servicer; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against a Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Sellers’ expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as such Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable. This power of attorney shall not revoke any prior powers of attorney granted by any Seller.

Each Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e)           The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f)            If a Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer performs or complies, or otherwise causes performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Sellers to Buyer on demand and shall constitute Obligations.

(g)           Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Sellers or otherwise.

(h)           All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

(i)            At Buyer’s sole option, exercisable prospectively or retrospectively with respect to the Purchased Loans in whole or in part, and without notice to Sellers or any other person, (i) the sale of the Purchased Loans to Buyer on each Purchase Date may be deemed a sale of a 100% participation interest, constituting 100% beneficial ownership, of the related Purchased Loans, in lieu of a sale to Buyer of the Purchased Loans themselves, and (ii) to such extent a Seller is deemed to retain legal title to the Purchased Loans solely to service or supervise the servicing thereof, this Agreement will be deemed the related participation agreement in such event.

9.                                      CONDITIONS PRECEDENT

(a)           As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i)            Program Documents. The Program Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by each party thereto and being in full force and effect, free of any modification, breach or waiver.

(ii)           Organizational Documents.  A good standing certificate of each Seller, the Servicer and the Guarantor, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction, and certified copies of the charter and by-laws (or equivalent documents) of each Seller, the Servicer and the Guarantor, and of all corporate or other authority for each Seller, the Servicer and the Guarantor with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by Sellers from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from any Seller to the contrary).

(iii)          Incumbency Certificate.  An incumbency certificate of the secretary of each Seller, the Servicer and the Guarantor certifying the names, true signatures and titles of such Person’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder.

(iv)          Legal Opinion.  Such opinions of counsel to Sellers as Buyer may require as to corporate issues, perfection and priority of security interest, “securities contract” matters, “repurchase agreement” matters and Investment Company Act issues.

(v)           Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to each Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi)          Fees and Expenses. Buyer shall have received all fees and expenses (including without limitation, the Commitment Fee) required to be paid by Sellers on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii)         Financial Statements. Buyer shall have received the financial statements referenced in Sections 12(b) and 13(a).

(viii)        Reserved.

(ix)           Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by Sellers as of such initial Purchase Date with Section 13(v) hereof.

(x)            Collection Account.  Buyer shall have received evidence in form and substance satisfactory to Buyer showing the establishment of the Collection Account and compliance with the terms and conditions of the Collection Account Control Agreement.

(xi)           Servicing Agreement(s).  Buyer shall have received a copy of and approved the terms of each Servicing Agreement applicable to the Purchased Loans, in each case, as such agreement may be amended, supplemented or otherwise modified from time to time and approved by Buyer; provided, however, that Buyer’s failure to approve any such amendment, supplement or modification shall not affect the validity or enforceability of such amendment, modification or supplement or the Servicing Agreement except as it relates to the Purchased Loans, which shall continue to be serviced in accordance with the terms of such agreement without giving effect to such amendment, supplement or modification thereto.

(xii)          Investment Advisor Agreement(s). Buyer shall have received a copy of and approved the terms of any agreement between any Seller, the Servicer and the Investment Advisor, including any amendments; provided however, that Buyer’s failure to approve any such amendment shall not affect the validity or enforceability of such amendment or the related agreement except as it relates to the Purchased Loans which shall continue to be managed in accordance with the terms of such agreement without giving effect to such amendment.

(xiii)         Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request.

(b)           The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i)            No Default or Event of Default shall have occurred and be continuing.

(ii)           Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by Sellers in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Loans which have not been repurchased by Sellers) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Buyer, Buyer shall have received an officer’s certificate signed by a Responsible Officer of each Seller certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that each Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions.

(iii)          The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(iv)          Subject to Buyer’s right to perform one or more Due Diligence Reviews  pursuant to Section 44 hereof, Buyer shall have completed its Due Diligence Review of the Loan Documents for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to Sellers, Servicer and/or such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

(v)           Buyer or its designee shall have received on or before the day of a Transaction with respect to any Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)                              the Transaction Notice with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)                                the Trust Receipt with respect to such Purchased Loans, with the Purchase Notice attached;  and

(C)                                such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

(vi)          With respect to any Purchased Loan that was acquired by a Seller from an Affiliate of a Seller (other than PennyMac where the Seller is PMIT Holdings or PMIT Holdings where the Seller is PennyMac), Buyer may, in its sole discretion, require such Seller to provide evidence sufficient to satisfy Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(vii)         No event beyond the control of Buyer which Buyer reasonably determines may result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing, shall have occurred or be continuing.

(viii)        If any Purchased Loans are serviced or interim serviced by a Person other than Servicer (a “Subservicer”), Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date, an Instruction Letter in the form attached hereto as Exhibit I, executed by Sellers in blank to the attention of each Subservicer and executed by such Subservicer, with the related Servicing Agreement attached thereto in form and substance acceptable to Buyer.

(ix)           Buyer shall have determined that all actions necessary or, in the reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC-1.

(x)            Sellers shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Buyer’s attorney fees and expenses and due diligence expenses then due and owing.

(xi)           Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xii)          There shall be no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xiii)         Sellers shall have provided to Buyer copies of all due diligence (including all FICO updates, valuations, and credit and compliance related diligence) that the Sellers or the Servicer has performed with respect to any Loans to be purchased by Buyer hereunder.

(xiv)        Sellers shall have provided to Buyer a BPO with respect to each Loan, which BPO was obtained by Sellers no more than ninety (90) days prior to the initial Purchase Date with respect to such Loan.

(xv)         With respect to each Purchased Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification for such Purchased Loan that is duly executed by the related secured party and Sellers.  If necessary, such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to Custodian as part of the Mortgage File.

(xvi)        The Sellers shall have delivered to Buyer copies of each related Servicing Agreement with respect to each Purchased Loan, including any and all amendments that materially affect the servicing of the Purchased Loans and Buyer’s interest therein.

10.                               RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price then owing with respect to a Purchased Loan and the satisfaction of all other Obligations (if any) then outstanding, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to Seller unless such release and termination would give rise to or perpetuate a Margin Deficit.  Sellers shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date.

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify Sellers of the amount thereof and prior to such release and termination Sellers shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11.                               RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on any Seller’s behalf.

12.                               REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer that throughout the term of this Agreement with respect to each Seller, the Guarantor and the Servicer, as applicable, (each, a “Seller Party”):

(a)           Existence.  Each Seller Party (a) is a corporation, real estate investment trust or limited liability company as specified in this Agreement, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Agreement, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted, (ii) with respect to the Sellers, acquire, own, sell, assign, pledge and repurchase the Purchased Loans and (iii) with respect to the Servicer, service and administer the Purchased Loan, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.  PennyMac’s tax identification number is 80-0463416. PennyMac’s fiscal year is the calendar year.  PMIT Holdings’s tax identification number is 27-2199755.  PMIT Holdings’s fiscal year is the calendar year.  No Seller Party has changed its name within the past twelve (12) months.

(b)           Financial Condition.  Each Seller Party has heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2009 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer. Each Seller Party has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for the one year period ending December 31, 2009, setting forth in comparative form the figures for the previous year, if applicable. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of such Seller Party and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2009, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.  No Seller Party has any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes.  Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, no Seller Party has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Program Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of such Seller Party.

(c)           Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against such Seller Party or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the consummation of any Transaction.

(d)           No Breach.  Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of such Seller Party, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which such Seller Party is a party or by which any Seller Party or any Seller Party’s property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of any Seller Party, pursuant to the terms of any such agreement or instrument.

(e)           Action.  Each Seller Party has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by such Seller Party of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by each Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms.

(f)            Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by any Seller Party of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Program Documents and the Liens created pursuant to this Agreement.

(g)           Taxes.  Each Seller Party has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of such Seller Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller Party, adequate. Any taxes, fees and other governmental charges payable by such Seller Party in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h)           Investment Company Act.  No Seller Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i)            No Legal Bar.  The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Seller Party and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)            Compliance with Law.  No practice, procedure or policy employed or proposed to be employed by a Seller Party in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to such Seller Party.  The execution, delivery  and performance of the Program Documents does not require compliance by any Seller Party with any “bulk sales” or similar laws.

(k)           No Default.  No Seller Party is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l)            Collateral; Collateral Security.

(i)            Immediately prior to the sale of any Loan by a Seller, such Seller was the sole owner of such Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale of the Loans to Buyer hereunder and no Person has any Lien on any Loan.

(ii)           The provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Sellers in, to and under the Purchased Items.

(iii)          Upon receipt by Custodian of each Note, endorsed in blank by a duly authorized officer of the related Seller, Buyer shall have a fully perfected first priority security interest therein, in the Purchased Loan evidenced thereby and in such Seller’s interest in the related Mortgaged Property.

(iv)          Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party” and Sellers as “Debtors”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of Sellers in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(m)          Chief Executive Office; Chief Operating Office.  As of the Effective Date, the chief executive office and chief operating office of PennyMac is located at 27001 Agoura Road, Third Floor, Calabassas, California  91301.  As of the Effective Date, the chief executive office and chief operating office of PMIT Holdings is located at 27001 Agoura Road, Third Floor, Calabassas, California 91301.

(n)           Location of Books and Records.  The location where each Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is such Seller’s chief executive office.

(o)           True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller Party or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(p)           Financial Representations and Warranties.  (i) (A) the ratio of PennyMac’s Total Indebtedness, to its Adjusted Tangible Net Worth is not greater than 10:1, (B) the combined Liquidity of PennyMac and PMIT Holdings is not less than $7,500,000, and (C) PennyMac’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(ii) (A) the ratio of PMIT Holdings’s Total Indebtedness, to its AdjustedTangible Net Worth is not greater than 10:1, (B) the combined Liquidity of PMIT Holdings and PennyMac is not less than $7,500,000, and (C) PMIT Holdings’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(iii) (A) Servicer’s Adjusted Tangible Net Worth is greater than or equal to the sum of (i) $5,000,000 and (ii) 50% of Servicer’s  positive quarterly income for the previous quarter; (B) Servicer’s unrestricted cash is greater than or equal to $2,500,000; (C) Servicer’s residential mortgage servicing portfolio is in excess of $2,000,000,000 in un-amortized principal balance of loans; (D) the ratio of Servicer’s Total Indebtedness, to Tangible Net Worth is less than 10:1; and (E) Servicer’s consolidated Net Income was equal to or greater than $1.00 for the previous calendar quarter.

(iv) (A) Guarantor’s Adjusted Tangible Net Worth is greater than or equal to $300,000,000; (B) the combined amount of unrestricted cash of Guarantor and its Subsidiaries is greater than or equal to $10,000,000; (C) the ratio of Guarantor’s total Indebtedness to Adjusted Tangible Net Worth is less than 3:1; and (D) Guarantor’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.

(q)           ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of each Seller Party, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Seller Party would be under an obligation to furnish a report to Buyer under Section 13(a)(xi) hereof.  The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans.   Each Seller Party and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(r)            Licenses.  Buyer will not be required as a result of purchasing the Loans to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state in which it is not currently so required or (ii) under any state or other jurisdiction’s consumer lending, fair debt collection or other applicable state or other jurisdiction’s statute or regulation.

(s)           Filing Jurisdictions/Relevant States.  As of the Effective Date, Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing. Schedule 4 sets forth all of the states or other jurisdictions in which Seller is licensed to own mortgage loans.

(t)            Servicer Approvals. Servicer is approved (i) by FHA as an FHA Title II non-supervised lender, (ii) by Ginnie Mae as an issuer of Ginnie Mae I and II single family mortgage-backed securities, (iii) by Fannie Mae as a servicer and (iv) by Freddie Mac as a servicer.  Servicer and each Subservicer (if any) servicing any Purchased Loans hereunder has all consents, licenses and approvals necessary to service the Purchased Loans.

(u)           No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of any Seller Party has a Material Adverse Effect.

(v)           Subsidiaries/Other Indebtedness.  All of the Subsidiaries of each Seller at the date hereof are listed on Schedule 3 to this Agreement.  All Indebtedness of each Seller Party (other than Indebtedness created pursuant to this Agreement) is listed on Schedule 5 to this Agreement.

(w)          Origination and Acquisition of Loans.  The origination and collection practices used by Sellers and Servicer, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business and in accordance with the terms of each related Mortgage and the related Note. Each of the Purchased Loans complies with the representations and warranties listed in Schedule 1 hereto.  The review and inquiries made on behalf of the Sellers in connection with the making of the representations and warranties listed in Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Sellers and Servicer have no knowledge of any material fact that could reasonably lead them to expect that the Market Value of any Purchased Loan will not be obtained or realized.  Each of the Purchased Loans is an Eligible Loan. With respect to each Purchased Loan purchased by a Seller or an Affiliate of a Seller from a Transferor (other than transfers between Sellers), (a) such Purchased Loan was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Loan, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to such Seller or an Affiliate of such Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to such Seller or such Affiliate in the related underlying sale agreement are hereby incorporated by reference and are hereby remade by the Sellers to Buyer as of the related date such representations and warranties were made in the related underlying agreement.

(x)            No Adverse Selection. Sellers used no selection procedures that identified the Purchased Loans, when taken as a whole, as being less desirable or valuable than other comparable Loans owned by Sellers.

(y)           Solvency; Fraudulent Conveyance.  As of the date hereof and immediately after giving effect to each Transaction, each Seller Party is and will be solvent, is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. No Seller Party intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller Party or any of its assets. Neither Seller is transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(z)            MERS. Servicer is a member of MERS in good standing.

(aa)         No Broker.  No Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if any Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Sellers.

(bb)         Seller’s Internal Mortgage Tracking System.  Each printout and paper copy produced by the related Seller’s internal mortgage tracking system and delivered to Buyer is true, complete and accurate.

(cc)         USA Patriot Act; OFAC.  No Seller Party nor any of its Affiliates is a Prohibited Person and each Seller Party is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.  No Seller Party nor any of its members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Each Seller Party has established an anti-

money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(dd)         Anti-Money Laundering.  Each Seller Party has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Purchased Loan for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Purchased Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ee)         Environmental Matters.  No Mortgaged Property contains or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of any Seller thereunder.  No Seller has knowledge of any violation, alleged violation, non-compliance, liability or potential liability of any Seller under any Environmental Law.  No Materials of Environmental Concern have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to liability of any Seller.

(ff)           Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of any Seller Party or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

(gg)         No Statutory Limitations to Indebtedness.  Other than any limitations set forth in the Code or the regulations promulgated under the Code with respect to a REIT, no Seller Party is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

13.          COVENANTS

Each Seller covenants and agrees with Buyer that during the term of this Agreement with respect to each Seller Party as applicable:

(a)           Financial Statements and Other Information.

Sellers shall deliver to Buyer:

(i)            As soon as available and in any event within forty (40) days after the end of each calendar month, the consolidated balance sheets of each Seller Party and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of such Seller Party and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year;

(ii)           As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Seller Party, the consolidated balance sheets of such Seller Party and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, and consolidated statements of liquidity of such Seller Party and its consolidated Subsidiaries as at the end of such period, setting forth in each case in comparative form the figures for the previous year;

(iii)          As soon as available and in any event within ninety (90) days after the end of each fiscal year of each Seller Party, the consolidated balance sheets of such Seller Party and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such Seller Party and its consolidated Subsidiaries for such year, and consolidated statements of liquidity of such Seller Party and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv)          Sellers shall deliver to the Buyer the following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) On or prior to the last day of each calendar month, a certificate of a Responsible Officer of each Seller Party in the form of Exhibit A attached hereto;

(2) at the time each Seller Party furnishes each set of financial statements pursuant to paragraph (ii) above, a certificate of a Responsible Officer of such Seller Party to the effect that, to the best of such Responsible Officer’s knowledge, such Seller Party during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto); and

(3) at the time it furnishes consolidated financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer of each related Seller Party, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(v)           From time to time at the request of Buyer, each Seller shall provide Buyer with a paper or electronic copy produced by such Seller’s internal mortgage tracking system reflecting that the Purchased Loans are registered in the name of Buyer within three (3) Business Days of such request;

(vi)          From time to time such other information regarding the financial condition, operations, well being or business of any Seller Party as Buyer may reasonably request, within two (2) Business Days of such request;

(vii)         Promptly at the end of each quarterly fiscal period of each fiscal year, a valuation report regarding Servicer’s servicing portfolio and the Servicer’s determination of the book value of its servicing portfolio;

(viii)        Within eight (8) days after the end of each month, (i) a report of all sales, repurchase and other transactions with respect to the Purchased Loans, which schedule shall be acceptable to Buyer, (ii) a properly completed Loan Schedule with respect to each Purchased Loan, (iii) servicing reports for the prior month, including static pool analyses, liquidity (cash and availability) and identification of any modifications to any Purchased Loans, (iv) servicing data feeds for the prior month detailing Loan level attributes; and (v) reports reflecting those Purchased Loans that are expected to become real estate owned properties within sixty (60) days;

(ix)           Within five (5) days after any material amendment, modification or supplement to the Servicing Agreement a certified, fully executed copy of such amendment, modification or supplement;

(x)            Promptly upon reasonable request by Buyer, information regarding any Seller Party’s portfolio including information regarding asset allocation, leverage, liquidity, and such other information respecting the condition or operations (financial or otherwise), of such Seller Party;

(xi)           Promptly upon the establishment of any rating of any Seller Party by any Rating Agency and any downgrade in or withdrawal of any such rating once established;

(xii)          Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon any Seller Party under any Indebtedness of any Seller Party in an aggregate amount in excess of $1,000,000, notice of such margin call or other request;

(xiii)         As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of any Seller Party knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller Party setting forth details respecting such event or condition and the action, if any, that such Seller Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller Party or an ERISA Affiliate with respect to such event or condition):

(A)     any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)     the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C)     the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)     the complete or partial withdrawal from a Multiemployer Plan by a Seller Party or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)      the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)      the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller Party or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(b)           Litigation.  Each Seller Party will promptly, and in any event within three (3) days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting such Seller Party or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the consummation of any Transaction.

(c)           Existence, Etc.  Each Seller Party will:

(i)         (A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents;  (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Loans or Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Buyer;

(ii)        comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)       keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)      not move its chief executive office or chief operating office from the addresses referred to in Section 12(m) unless it shall have provided Buyer thirty (30) days prior written notice of such change;

(v)       pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)      permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vii)     not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by such Seller Party of any Program Document.

(d)           Prohibition of Fundamental Changes.   No Seller Party shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to such Seller Party.

(e)           Margin Deficit. If at any time there exists a Margin Deficit, Sellers shall cure the same in accordance with Section 6 hereof.

(f)            Notices. Sellers shall give notice to Buyer promptly in writing of any of the following:

(i)         promptly upon becoming aware of the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of such Seller Party;

(ii)        upon, and in any event within three (3) Business Days after, service of process on a Seller Party or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, or (ii) in which the amount in controversy exceeds $1,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)       upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)      upon determining during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate BPO Value of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)       upon the entry of a judgment or decree against a Seller Party or any of its Subsidiaries in an amount in excess of $1,000,000;

(vi)      unless otherwise disclosed by Guarantor on Form 8-K with separate notice by Sellers to Buyer of the filing of such Form 8-K, upon, and in any event within five (5) Business Days after, the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by a Seller Party and any third party to the extent that such agreement or facility, prior to the effectiveness of such termination, acceleration, maturity or reduction, provides for a minimum amount available for borrowing by such Seller Party equal to or greater than $10,000,000;

(vii)     any material change in the insurance coverage required of any Seller Party or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(viii)    any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Seller Party on the one hand, and any Governmental Authority or any other Person;

(ix)       any material change in accounting policies or financial reporting practices of a Seller Party or its Subsidiaries;

(x)        any material change in the management of a Seller Party;

(xi)       notice of the revocation of any approvals of any agency or HUD or changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of mortgage loans by any Seller, Servicer or any Subservicer (including any interim servicer); and

(xii)      notice of any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Loan or settlement or compromise of any claim in respect of any Purchased Loans that in the aggregate during any calendar month exceed 3% of the aggregate outstanding Purchase Price of all Purchased Loans.

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of the related Seller Party, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(g)           Servicing.  Except as provided in Section 43, Sellers shall not permit any Person other than the Servicer to service Loans without the prior written consent of Buyer.

(h)           OFAC.  At all times throughout the term of this Agreement, each Seller Party (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Purchased Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(i)                                     Lines of Business. No Seller Party shall engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

(j)                                     Transactions with Affiliates.  No Seller Party shall (1) enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Agreement, (ii) in the ordinary course of such Seller Party’s business and (iii) upon fair and reasonable terms that such Seller Party has reasonably determined are no less favorable to such Seller Party than such Seller Party believes it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or (2) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

(k)                                  Defense of Title. Sellers warrant and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l)                                     Preservation of Purchased Items. Sellers shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Sellers will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Sellers or relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority.  Sellers will not allow any default to occur for which a Seller is responsible under any Purchased Items or any Program Documents and Sellers shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m)                               No Assignment.  No Seller Party shall (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans (including any servicing rights or servicing advances with respect to any Purchased Loans) or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Sellers or Buyer to sell, assign or transfer any of the Loans (including the servicing rights appurtenant thereto), provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.  No Purchased Loans shall at any time be subject to any servicing advance facility or similar agreement or facility and the servicing advances made with respect to any Purchased Loans have not been sold, assigned, transferred, pledged or hypothecated to any party or otherwise encumbered in any way.

(n)                                 Limitation on Sale of Loans. Except in connection with the Program Documents or any securitization transaction, no Seller Party shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired.

(o)                                 Limitation on Distributions. Without Buyer’s consent, no Seller Party shall make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of a Seller Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of a Seller Party.

(p)                                 Financial Covenants.

(i) Financial Covenants of PennyMac. PennyMac shall comply with the following financial covenants: (A) the ratio of PennyMac’s Total Indebtedness to its Adjusted Tangible Net

Worth shall not at any time be greater than 10:1, (B) PennyMac and PMIT Holdings shall maintain combined Liquidity at all times in an amount of not less than $7,500,000, (C) the Adjusted Tangible Net Worth of PennyMac shall at all times be greater than the sum of (i) $65,000,000, plus (ii) 50% of its positive quarterly income, and (D) PennyMac’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(ii) Financial Covenants of PMIT Holdings. PMIT Holdings shall comply with the following financial covenants: (A) the ratio of PMIT Holdings’s Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 10:1, (B) PMIT Holdings and PennyMac Corp. shall maintain combined Liquidity at all times in an amount of not less than $7,500,000, (C) the Adjusted Tangible Net Worth of PMIT Holdings shall at all times be equal to or greater than $195,000,000, and (D) PMIT Holdings’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(iii) Financial Covenants of Servicer.  (A) Servicer’s Adjusted Tangible Net Worth shall at all times be greater than or equal to the sum of (i) $5,000,000 and (ii) 50% of Servicer’s positive quarterly income; (B) Servicer’s unrestricted cash shall at all times be greater than or equal to $2,500,000; (C) Servicer’s residential mortgage servicing portfolio shall at all times be in excess of $2,000,000,000 in un-amortized principal balance of loans; (D) the ratio of Servicer’s Total Indebtedness, to Tangible Net Worth shall at all times be less than 10:1; and (E) Servicer’s consolidated Net Income shall be equal to or greater than $1.00 for each calendar quarter.

(iv) Financial Covenants of Guarantor. (A) Guarantor’s Adjusted Tangible Net Worth shall at all times be greater than $300,000,000; (B) the amount of combined unrestricted cash of Guarantor and its Subsidiaries shall at all times be greater than or equal to $10,000,000; and (C) the ratio of Guarantor’s total Indebtedness to Tangible Net Worth shall at all times be less than 3:1, and (D) Guarantor’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(q)                                 Reserved.

(r)                                    Power of Attorney. Sellers shall, from time to time at the request of Buyer, deliver to Buyer any powers of attorney or other documentation required by Buyer to ensure the enforceability under applicable law of any rights and/or powers granted to Buyer in Section 8 of this Agreement.

(s)                                  Restricted Payments.  No Seller Party shall make any Restricted Payments following the occurrence of a Default.

(t)                                    Servicing Transmission. Servicer shall provide to Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day and more frequently as may be requested by Buyer) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced by Seller or Servicer which were funded prior to the first day of the current month, summarizing or identifying (A) delinquency and loss experience with respect to Loans serviced by Servicer (including, in the case of the Loans, the following categories: current, 30-59, 60-89 and 90+), (B) any Mortgagor that is in bankruptcy, and (C) any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Loan or settlement or compromise of any claim in respect of any Purchased Loan; and (ii) any other information reasonably requested by Buyer with respect to the Purchased Loans. Each monthly servicing report described above shall separately identify Purchased Loans subject to outstanding Transactions hereunder and the related Purchase Date therefor.

(u)                                 Reserved.

(v)                                 Maintenance of Property; Insurance.  Each Seller Party shall keep all property useful and necessary in its business in good working order and condition. Servicer shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date and are customarily required by Fannie Mae and Freddie Mac (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(w)                               Further Identification of Purchased Items. Sellers will furnish to Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as Buyer may reasonably request, all in reasonable detail.

(x)                                   Loans Determined to be Defective.  Upon discovery by a Seller or Servicer of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Loan, such Seller or Servicer shall promptly give notice of such discovery to Buyer.

(y)                                 Reserved.

(z)                                   Reserved.

(aa)                            Additional Committed Repurchase or Warehouse Facility.  Sellers shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer or Sellers’ parent or any affiliates of Sellers), one or more committed loan repurchase or warehouse facilities for mortgage loans of a credit quality similar to the Loans to be purchased hereunder, originated or acquired by Sellers, in an aggregate amount not less than $75,000,000, which facility or facilities shall have a term at least equal to that provided under this Agreement, and the terms and conditions comparable to those provided under this Agreement, including as to the financial condition of Sellers. Notwithstanding the foregoing, in the event that any facilities of the type listed above that are in place as of the date hereof or at any time hereafter, are terminated or the amount available for borrowing thereunder is reduced such that the aggregate amount available for borrowing under such facility or facilities is less than $75,000,000, Sellers shall not be deemed to be in breach of this Section 13(aa) as a result of such termination or reduction to the extent that (1) a term sheet for a replacement facility or facilities that meet the criteria set forth above is in place with another lender or lenders within sixty (60) days of such termination or reduction, and (2) such replacement facility or facilities is in place and available for borrowing by the Sellers within one hundred twenty (120) days of such termination or reduction.

(bb)                          Maintenance of Papers, Records and Files.

(i)                     Sellers shall acquire, and Sellers shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan.  Sellers will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)                  Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Buyer otherwise approves.  Sellers shall deliver to Buyer or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Buyer. Sellers will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Sellers will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii)               For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer.  Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)              Upon reasonable advance notice from Custodian or Buyer, Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller Party with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller Party with its independent certified public accountants.

(cc)                            Maintenance of Licenses. Each Seller Party shall (i) maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(dd)                          Taxes, Etc.  Each Seller Party shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon such Seller Party or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.  Each Seller Party shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ee)                            Use of Custodian. Without the prior written consent of Buyer, Sellers shall use no third party custodian as document custodian other than Custodian with respect to the Purchased Loans.

(ff)                                Change of Fiscal Year.  No Seller Party will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which such Seller Party’s fiscal year begins.

(gg)                          Delivery of Servicing Rights and Servicing Records.  With respect to the Servicing Rights appurtenant to each Purchased Loan, Buyer shall own, and Seller shall deliver, such Servicing Rights to Buyer on the related Purchase Date.  Servicer shall deliver (or cause the related Subservicer to deliver) the Servicing Records and the physical and contractual servicing of each Purchased Loan, to Buyer or its designee upon the termination of Seller, Servicer or Subservicer as the servicer or subservicer, respectively, pursuant to Section 43(d).  In addition, with respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, the related Seller shall deliver (or cause the related Subservicer to deliver) such Servicing Records and, to the extent applicable, the servicing to Buyer or its designee within thirty (30) days of the earlier of (i) the termination of Seller or Subservicer as the servicer or subservicer, respectively, of the Purchased Loans and (ii) the related Purchase Date for each such Purchased Loan (the “Servicing Delivery Requirement”).  Notwithstanding the foregoing, such Servicing Delivery Requirement will be deemed restated for each such Purchased Loan on each Repurchase Date on which such Purchased Loan is repurchased by Seller and becomes subject to a new Transaction (and the immediately preceding delivery requirement will be deemed to be rescinded), and a new thirty (30) day Servicing Delivery Requirement will be deemed to commence for such Purchased Loans as of such Repurchase Date in the absence of directions to the contrary from Buyer. Further, the Servicing Delivery Requirement will no longer apply to any Purchased Loan that is repurchased in full by the related Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction.  Seller’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(hh)                          Collection Account.  Prior to the initial Purchase Date, Sellers shall establish the Collection Account for the sole and exclusive benefit of Buyer. Sellers and Servicer shall deposit all Income received with respect to the Purchased Loans to be deposited to the Collection Account, and to be held therein until distributed by the Buyer in accordance with Section 7.  No amounts deposited into such account shall be removed without Buyer’s prior written consent.  Sellers and Servicer shall follow the instructions of Buyer with respect to the Purchased Loans and deliver to Buyer any information with respect to the Purchased Loans reasonably requested by Buyer.  Sellers and Servicer shall deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement.

(ii)                                  MERS.  Servicer is a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS.

(jj)                                  Servicer Approvals.  (A) Servicer shall at all times remain approved (i) by FHA as an FHA Title II non-supervised lender, (ii) by Ginnie Mae as an issuer of Ginnie Mae I and II single family mortgage-backed securities, (iii) by Fannie Mae as a servicer and (iv) by Freddie Mac as a servicer, and (B) Servicer and each Subservicer (if any) servicing any Purchased Loans hereunder shall at all times have all consents, licenses and approvals necessary to service the Purchased Loans.

(kk)                            Publicly Traded Company. Guarantor shall at all times maintain its status as a publicly traded company.

(ll)                                  Reserved.

(mm)                      Quality Control.  Sellers and Servicer shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its servicing activities.

(nn)                          Appraisals/BPO.  The Sellers shall deliver to Buyer with respect to each Mortgaged Property related to a Purchased Loan, an updated BPO every one hundred eighty (180) days. With respect to the initial Purchase Date for any Purchased Loan, the Sellers shall deliver to Buyer a BPO obtained no more than ninety (90) days prior to such initial Purchase Date.

(oo)                          REIT Status.  Guarantor shall maintain its REIT Status at all times.

(pp)                          Servicing Advances.  No Purchased Loans shall be subject to any servicing advance facility and no servicing advances with respect to any Purchased Loans shall be pledged, sold, financed or otherwise encumbered at any time such Purchased Loan is subject to a Transaction.

14.                               REPURCHASE DATE PAYMENTS

On each Repurchase Date, Sellers shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.                               REPURCHASE OF PURCHASED LOANS

Upon discovery by a Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, Sellers shall give prompt written notice thereof to Buyer.  It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to Custodian and shall inure to the benefit of Buyer.  The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase of such Purchased Loan as provided under this Agreement.  Sellers shall, upon the earlier of a Seller’s discovery or Sellers receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects.  If on the Business Day after the earlier of any Seller’s discovery of such breach or delivery failure or Sellers receiving notice thereof that such breach or delivery failure has not been remedied by Sellers and such breach or delivery failure would cause Buyer to require the repurchase of such Purchased Loan, Sellers shall promptly upon receipt of written instructions from Buyer repurchase such Purchased Loan at the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer.  Income with respect to such Purchased Loans received by Buyer after payment of the Repurchase Price shall be remitted to Sellers in accordance with Section 7.

16.                               RESERVED

17.                               RESERVED

18.                               EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)                  A Seller fails to transfer the related Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price); or

(b)                 A Seller fails to repurchase the Purchased Loans on the applicable Repurchase Date, fails to perform its obligations under Section 6; or

(c)                  A Seller or Guarantor shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by Buyer of such default, and such default shall have continued unremedied for three (3) Business Days; or

(d)                 Any representation, warranty or certification made or deemed made herein or in any other Program Document by any Seller Party or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Loans; unless (i) Sellers shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e)                  (i) A Seller Party shall fail to comply with the requirements of Section 13(c)(i)(A), Section 13(d), Section 13(f)(i), Section 13(m), Section 13(n), Section 13(o), Section 13(dd) or Section 13(jj)(B) hereof, and such default shall continue unremedied for a period of one (1) Business Day; (ii) a Seller Party shall fail to comply with the requirements of Section 13(p) hereof, and such default shall continue unremedied for a period of two (2) Business Days; or (iii) Sellers shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(f)                    Any final judgment or judgments or order or orders for the payment of money in excess of $1,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Seller Party by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Seller Party shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g)                 Any Seller Party shall admit in writing its inability to, or intention not to, perform any of its Obligations, or Buyer shall have determined in good faith that a Seller Party is unable to meet its commitments; or

(h)                 A Seller Party files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for such Seller Party, or of all or any part of such Seller Party’s Property; or makes an assignment for the benefit of such Seller Party’s creditors; or

(i)                     A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller Party, or of any of such Seller Party’s respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or a Seller Party generally fails to pay its debts as they become due; or a Seller Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against a Seller Party; or any of a Seller Party’s Property is sequestered by court or administrative order; or a petition is filed against such Seller Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(j)                     Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller Party or any of its Affiliates, or shall have taken any action to displace the management of a Seller Party or any of its Affiliates or to curtail its authority in the conduct of the business of a Seller Party or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of such Seller Party, Servicer or any of their Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(k)                  (i) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated (other than as agreed upon by Buyer and Sellers), (ii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of Sellers’ material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller Party; or

(l)                     Any Material Adverse Effect shall have occurred as determined by Buyer in its reasonable discretion; or

(m)               (i) a Seller shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) a Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) a Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA or other applicable law, at the expense of the retiree) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject a Seller or any of its Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of such Seller or any of its Affiliates or could reasonably be expected to have a Material Adverse Effect; or

(n)                 A Change of Control of any Seller Party shall have occurred without the prior consent of Buyer or a material change in the management of any Seller Party shall have occurred which has not been approved by Buyer; or

(o)                 A Seller Party shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of Buyer or shall be Liens in favor of any Person other than Buyer; or

(p)                 Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of Sellers or any Seller Party and such reasonable information and/or responses shall not have been provided within three (3) Business Days of such request; or

(q)                 Any Seller Party or any Affiliate of a Seller Party shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between any Seller Party or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or a Seller Party shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds with outstanding amount at least $1,000,000 entered into by such Seller Party, which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder; or

(r)                    Servicer’s membership in MERS is terminated for cause or Servicer voluntarily terminates its membership in MERS to the extent any Purchased Loans are MERS Loans; or

(s)                  The aggregate amount of all outstanding repurchase and indemnity obligations (after giving effect to any applicable cure period) of any Seller to Fannie Mae, Freddie Mac or any of its other whole loan investors exceeds 50% of Guarantor’s Liquidity;

(t)                    Servicer fails to deposit any Income received by it into the Collection Account within one (1) Business Day of the date such deposit was due;

(u)                 Servicer shall default under any Servicing Agreement and such failure shall not have been waived by Buyer;

(v)                 Guarantor shall fail at any time to maintain its REIT Status or shall fail to satisfy all of the conditions set forth in Section 856(c)(2), (3) and (4) of the Code and any Treasury Regulations promulgated thereunder; or

(w)               Sellers fail to pay any portion of the Commitment Fee when due hereunder.

19.                               REMEDIES

Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)(i)                       The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled).  Sellers’ obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Sellers hereunder; Sellers shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in any Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans (including the Servicing Rights thereon) shall be deemed transferred to Buyer or its designee.

(ii)                                  Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem commercially reasonable any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Sellers credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder, provided, however, with respect to Purchased Loans with a Market Value of zero, Buyer shall in its sole discretion either sell such Purchased Loans in accordance with clause (A) of this Section 19(a)(ii) or release such Purchased Loans to Sellers.  Sellers shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence.  The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second, costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii)                               Buyer shall have the right to terminate this Agreement and declare all obligations of Sellers to be immediately due and payable, by a notice in accordance with Section 21 hereof provided no such notice shall be required for an Event of Default pursuant to Section 18(g), (h), (i) or (j).

(iv)                              The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loans and nothing contained herein shall obligate Buyer to liquidate any Purchased Loans on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(v)                                 To the extent permitted by applicable law, Sellers waive all claims, damages and demands any Seller may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer.  If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 2 days before such sale or other disposition.

(b)                                 Sellers hereby acknowledge, admit and agree that Sellers’ obligations under this Agreement are recourse obligations of Sellers to which each Seller pledges its full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of any Seller’s assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyer pursuant to this Agreement.  Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer, or any of Buyer’s Affiliates, to any Seller against all of Sellers’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c)                                  Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of a Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Seller or any third party acting for a Seller and Sellers shall deliver to Buyer such assignments as Buyer shall request.

(d)                                 Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e)                                  Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do.  Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f)                                    Buyer may, at its option, enter into one or more interest rate protection agreements covering all or a portion of the Purchased Loans, and Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Buyer relating to or arising out of such interest rate protection agreements for a period of thirty (30) days following the occurrence of an Event of Default; including without limitation any losses resulting from such interest rate protection agreements.

(g)                                 In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require Buyer to enforce its rights by judicial process.  Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies.  Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Sellers shall cause all sums received by it with respect to the Purchased Loans to be deposited to the Collection Account. Sellers shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

20.                               DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document.  Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21.                               NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by Sellers under Section 3(b) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission and followed by written notice via overnight courier or (ii) by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22.                               USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

23.                               INDEMNIFICATION AND EXPENSES

(a)                                  Each Seller agrees to hold Buyer, its Affiliates and each of their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct.  In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, Sellers will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by a Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from a Seller.  Each Seller also agrees to reimburse any Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Sellers hereby acknowledges that the obligations of Seller under this Agreement are recourse obligations of Sellers.

(b)                                 Each Seller agrees to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with the development, preparation, negotiation, administration, enforcement and execution of, and any amendment, waiver, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Each Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Buyer, and (ii) all the due diligence, inspection, testing and review (including but not limited to any asset level file review of any Loans and all on-going due diligence costs) and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to Sections 23, 39 and 44 hereof. Each Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)                                  If Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion and Sellers shall remain liable for any such payments by Buyer.  No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section 23 shall survive the termination of this Agreement, the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.                               WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Sellers hereby expressly waive, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.                               REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation (unless and to the extent that a Seller is the prevailing party in any dispute, claim or action relating thereto).  Sellers agree to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26.                               FURTHER ASSURANCES

Sellers agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.                               TERMINATION

This Agreement shall remain in effect until the Termination Date.  However, no such termination shall affect Sellers’ outstanding obligations to Buyer at the time of such termination.  Sellers’ obligations under Section 3(i), Section 5, Section 12, Section 13, Section 23 and Section 25 and any other reimbursement or indemnity obligation of Sellers to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28.                               SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.                               BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30.                               AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Sellers, the Servicer and Buyer and any provision of this Agreement may be waived by Buyer.

31.                               JOINT AND SEVERAL LIABILITY

The Sellers hereby acknowledge and agree that they are jointly and severally liable to the Buyer for all representations, warranties, covenants, obligations and liabilities of each of the Sellers hereunder. The Sellers hereby further acknowledge and agree that (a) a Default or an Event of Default (including a Default or Event of Default relating to any of the Sellers) is hereby considered a Default or an Event of Default by each Seller, and (b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller.  The Sellers hereby waive any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other.  A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the Equity Interests in such Seller.  Any notice delivered by Buyer to any Seller hereunder shall be deemed to have been delivered to both Sellers.

32.                               SURVIVAL

The obligations of Sellers under Sections 3(i), 5, 12, 13, 23 and 25 hereof and any other reimbursement or indemnity obligation of Sellers to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Loans hereunder, the purchase of any Loans pursuant to a takeout commitment and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived, by reason of purchasing any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33.                               CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34.                               COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile.  The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

35.                               SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)                               SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED

STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36.                               WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37.                               ACKNOWLEDGEMENTS

Each Seller hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b)         Buyer has no fiduciary relationship to any Seller Party; and

(c)          no joint venture exists among or between Buyer and any Seller Party.

38.                               HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS

Buyer shall have free and unrestricted use of all Purchased Loans and Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Loans and Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Loans and Purchased Items. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Loans or Purchased Items delivered to Buyer by a Seller.

39.                               ASSIGNMENTS; PARTICIPATIONS

(a)   Sellers may assign any of their rights or obligations hereunder only with the prior written consent of Buyer.  Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of Buyer all or any of its rights and obligations under this Agreement and the other Program Documents.

(b)   Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Loans, or any other interest of Buyer hereunder and under the other Program Documents.  In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Sellers shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Sellers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.  Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(h), 3(i) and 23 with respect to its participation in the Loans and Purchased Items outstanding from time to time; provided, that Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than Buyer would have been entitled to receive had no such transfer occurred.

(c)   Buyer may furnish any information concerning the Seller Parties or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Sellers in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit H) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d)   Sellers agree to cooperate with Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. Sellers further agrees to furnish to any Participant identified by Buyer to Seller copies of all reports and certificates to be delivered by Sellers to Buyer hereunder, as and when delivered to Buyer.

40.                               SINGLE AGREEMENT

Sellers and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Sellers, Servicer and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41.                               INTENT

Sellers and Buyer intend that this Agreement and each Transaction is a “repurchase agreement,” as that term is defined in section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract,” as that term is defined in section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement,” as that term is defined in section 101(38A)(A) of the Bankruptcy Code; and that the pledge of the Related Credit Enhancement in Section 8(a) hereof is intended to constitute “a security agreement or arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

Sellers and Buyer further intend that Buyer be entitled to, without limitation, the liquidation, termination, acceleration, setoff and non-avoidability rights afforded to parties such as Buyer to “repurchase agreements,” pursuant to sections 559, 362(b)(7) and 546(f) of the Bankruptcy Code; “securities contracts,” pursuant to sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code; and “master netting agreements,” pursuant to sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code.

42.                               CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Sellers in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Sellers’ Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii)  when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), Sellers shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iii), Sellers shall not file any of the Program Documents other than the Agreement and the Guaranty with the SEC or state securities office unless Sellers shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

43.                               SERVICING

(a)   Sellers and Servicer covenant to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) thirty (30) days after the last Purchase Date of such Purchased Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity. Upon any such termination, Sellers and Servicer, as applicable, shall comply with the requirements set forth in Section 13(hh) as to the delivery of the Servicing Records and the physical servicing of each Purchased Loan.

(b)   During any period a Seller or Servicer is servicing any Purchased Loans, (i) Sellers and Servicer agree that Buyer is the owner of the Servicing Rights and all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) Servicer grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans and all Servicing Records to secure the obligation of Sellers, Servicer or any Subservicer to service in conformity with this Section 43 and any other obligation of Sellers and/or Servicer to Buyer.  At all times during the term of this Agreement, Servicer covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including Custodian) at Buyer’s request or otherwise as required by operation of Section 13(hh) hereof.  It is understood and agreed by the parties that prior to an Event of Default, Servicer may retain the servicing fees with respect to the Purchased Loans.

(c)   If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or Servicer (including any interim servicer) (a “Subservicer”), or if the servicing of any Purchased Loan is to be transferred to a Subservicer, Sellers shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance acceptable to Buyer. In addition, Sellers shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans.

(d)   In addition to the rights provided in Section 43(a), Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate any Seller, Servicer or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement.  With respect to any Servicing Rights, any such termination shall be effective as of the date that occurs thirty (30) days after the last Purchase Date. Upon the effectiveness of any such termination, Servicer shall transfer or shall cause Subservicer to transfer such servicing with respect to such Purchased Loans to Buyer or its designee, at no cost or expense to Buyer.  Sellers and Servicer, as applicable, agree to cooperate with Buyer in connection with the transfer of servicing.

(e)   Buyer shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Servicer’s servicing facilities at any time.  Servicer shall cooperate with Buyer and/or its designees to provide access to Servicer’s servicing facilities including without limitation its books and records with respect to Servicer’s servicing portfolio and the Purchased Loans.  In addition to the foregoing, Servicer shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time, Servicer’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Servicer has the ability to service the Loans as provided in this Agreement and in any Servicing Agreement. In addition, with respect to any Subservicer which is not an Affiliate of Servicer, Servicer shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer and to cause such Subservicer to cooperate with Buyer and/or its designees in connection with any due diligence performed by Buyer and/or such designees in accordance with this Section 43(e).  Seller and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence or inspection performed pursuant to this Section 43(e) shall be paid by Buyer.

44.                               PERIODIC DUE DILIGENCE REVIEW

Sellers and Servicer acknowledge that Buyer has the right to perform continuing due diligence reviews with respect to the Loans, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and Sellers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice to a Seller or Servicer (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of such Seller, Servicer and/or Custodian. Sellers and Servicer also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Loans. Without limiting the generality of the foregoing, Sellers acknowledge that Buyer shall purchase Loans from Sellers based solely upon the information provided by Sellers to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate the related Loan.  Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting.  Sellers agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of a Seller.  In addition, Buyer has the right to perform continuing Due Diligence Reviews (including, without limitation, operational, legal, corporate and background due diligence) of Sellers, Servicer and its Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. Sellers and Buyer further agree that all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 44 shall be paid by Sellers.

45.                               SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of any Seller.  Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer or its Affiliates to any Seller against all of Sellers’ obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between the parties or between any Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s or its Affiliate’s right to recover any deficiency.  Buyer agrees promptly to notify Sellers after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

46.                               ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein.  No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PENNYMAC CORP., as a Seller		PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC, as a Seller

By:	/s/ David M. Walker	By:	/s/ David M. Walker
Name:	David M. Walker	Name:	David M. Walker
Title:	Chief Credit Officer	Title:	Chief Credit Officer

Address for Notices: PennyMac Corp. 27001 Agoura Road Calabasas, California 91301 Attention: Chief Legal Officer Telephone No.: (818) 224-7442 Telecopier No.: (818) 224-7393

Address for Notices:

PennyMac Mortgage Investment Trust Holdings I, LLC

27001 Agoura Road

Calabasas, California 91301

Attention: Chief Legal Officer

Telephone No.: (818) 224-7442

Telecopier No.: (818) 224-7393

PENNYMAC LOAN SERVICES, LLC, as Servicer

		By:	/s/ David M. Walker
		Name:	David M. Walker
		Title:	Vice President, Credit

Address for Notices: PennyMac Loan Services, LLC 27001 Agoura Road Calabasas, California 91301 Attention: Chief Legal Officer Telephone No.: (818) 224-7442 Telecopier No.: (818) 224-7393

[Signature Page to Master Repurchase Agreement]

CITIBANK, N.A. as Buyer and Agent, as applicable

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

Address for Notices: 390 Greenwich Street, 6th Floor New York, New York 10013 Attention: Bobbie Theivakumaran Telephone No.: (212) 723-6753 Telecopier No.: (212) 723-8604

[Signature Page to Master Repurchase Agreement]